Exhibit 10.2(1)
Translation
EXTRACT OF THE CONCESSION CONTRACT
FOR THE OPERATION OF GAMES OF FORTUNE AND CHANCE IN CASINOS IN THE SPECIAL ADMINISTRATIVE REGION OF MACAU
CHAPTER I

Scope, type and period of concession

Clause 1
Scope of concession

One. The scope of the concession granted by this concession contract is the operation of games of fortune or chance in casinos in the Special Administrative Region of Macau of the People’s Republic of China, hereinafter Macau SAR or the Grantor.

Two. The concession does not include the operation of:
1) Mutual betting;

2) Operations offered to the public, except as provided in Section 3 (7) of Law No. 16/2001 (Legal framework for the operation of games of fortune or chance in casinos);

3) Interactive games;

4) Games of fortune and chance, betting or operations on a ship or aircraft, except as provided in Section 5 (4) subparagraph 1) and (5) of Law No. 16/2001.

Clause 2
Scopes of the operation of games of fortune or chance in casinos

When operating games of fortune or chance in casinos, the Concessionaire undertakes to comply with the following main objectives:

1) Run and operate games of fortune or chance in casinos on the premises of safeguarding national security and that of the Macau SAR;

2) Promote adequate diversification and sustainable development of the Macau SAR's economy;

3) Run and operate games of fortune or chance in casinos with fairness and honesty;

4) Operate games of fortune or chance in casinos free from criminal influence and ensure that the exploitation and operation of casinos is in line with the policies and mechanisms of the Macau SAR with regards to fighting illegal cross-border capital flows and preventing money laundering and terrorism;

5) That the size and operation of games of fortune or chance in casinos, as well as the practice of games of fortune and chance, are subject to legal restrictions;

6) That the persons involved in the supervision, exploitation, management and operation of games of fortune or chance in casinos have a suitable background for the performance of these roles;

7) That the interests of the Macau SAR in the collection of taxes resulting from the operation of casinos are duly safeguarded.

Clause 3
Applicable law and jurisdiction

One. This concession contract is subject exclusively to the law of Macau SAR.

Two. The Concessionaire waives the right to litigate in any jurisdiction outside Macau SAR and recognizes the Macau SAR courts have exclusive jurisdiction over any possible disputes or conflicts of interest.

Clause 4
Observance of Macau SAR legislation

The Concessionaire undertakes to abide by the relevant legislation as applicable in the Macau SAR, waiving the right to invoke legislation from outside Macau SAR, namely for the purpose of exempting itself from complying with obligations or conducts to which it is obligated or are imposed.

Clause 5
Participation in the operation of games of fortune or chance in casinos and other jurisdictions

One. The intention of the Concessionaire to operate games of fortune or chance in casinos and in other countries or regions is subject to prior authorization of the Chief Executive, having consulted the Specialized Committee for Games of Fortune and Chance.

Two. For the purposes of the preceding paragraph, the Concessionaire undertakes, as the case may be, to submit and provide to the Government of the Macau SAR (hereinafter the Government), or endeavor to obtain, submit or provide the Government, any documents, information or data requested for this purpose, except those deemed confidential by law.

Clause 6
Concessions regime

The concessions regime is formed by the legal framework, which comprises Law No. 7/2022 (Amendment to Law No. 16/2001 – Legal Framework for the Operation of Games of Fortune or Chance in Casinos), Law No. 16/2001, Administrative Regulation No. 26/2001 (which regulates public tendering for the awarding of concessions for the operation of games of fortune or chance in casinos, concession contracts and the suitability and financial capacity requirements for bidders and Concessionaires), and other applicable legal provisions, as well as the current concession contract.

Clause 7
Operation of the concession

The Concessionaire undertakes to operate the concession in accordance with the applicable legal provisions and under the terms and conditions of this concession contract.

Clause 8
Concession period

One. The term of the concession awarded by this concession contract is ten years, starting on 1 January 2023 and ending on 31 December 2032.

Two. The provisions of the preceding paragraph shall not exclude the application of the clauses of the current contract which extend beyond the term of the concession period.

CHAPTER II
Locations for the games of fortune or chance in casinos

Clause 9
Locations for the operation of concessions

One. The operation of games of fortune or chance in casinos, by the Concessionaire, outside the casinos, as referred in clause 10, requires prior authorization of the Chief Executive.

Two. For the purposes of the preceding paragraph, the Concessionaire is required to submit the application under Section 5-A of Law No. 16/2001, detailing the specific logistic service areas for the operation of casinos.

Three. Casinos are obliged to be located on real estate owned by the Concessionaire, expect as provided in Section 5 (4) and Section 37 of Law No. 16/2001.

Clause 10
Authorized sites for the operation of games of fortune and chance

The Concessionaire is authorized to operate the following casinos:
1) “MGM Casino Macau”;
2) “MGM Casino Cotai”.
Clause 11
Types of games to be operated

One. The Concessionaire is authorized to operate the types of games of fortune or chance referred in Section 6 (2) of Law No. 7/2022, as well as all types of games of fortune or chance authorized by the Secretary for Economy and Finance, under Section 3 (4) of Law No. 16/2001.

Two. The Concessionaire undertakes to submit annually to the Gaming Inspection and Coordination Bureau, every December, a list with the number of tables and slot machines that intends to operate during the following year, including their location

Three. The number of gaming tables and slot machines to be operated by the Concessionaire may be changed subject to prior communication to DICJ.

Four. The Concessionaire undertakes to maintain and operate a minimum variety of games in its casinos, subject to instructions from DICJ.

Clause 12
Continuous operation of the casinos

One. The Concessionaire undertakes to maintain the casinos open every day of the year, for twenty-four hours, without interruption.

Two. In exceptional cases and at the request of the Chief Executive or with his authorization, the Concessionaire may suspend the operation of a casino or adjust its operating hours - the Chief Executive shall determine when the casino will resume operations.

Three. Under the previous paragraph, the Concessionaire shall submit the request for exceptional authorization to DICJ with a ten days’ notice, with the suspension of casino operations to be posted at the entrance of the casinos.

Four. The authorization referred in paragraph two may be waived in urgent situations, namely those arising from a serious accident, catastrophe or natural calamity, which would entail serious risk to the safety of people, being however required the consent of DICJ to the suspension and resumption of the casino’s operation.

Five. For liaison with DICJ, the Concessionaire undertakes to create a special communication mechanism for emergency situations, that will operate twenty-four hours a day, ensuring that such channel is maintained with DICJ and the other Concessionaires.

Clause 13
Electronic surveillance and control equipment

One. The Concessionaire undertakes to install in the casinos electronic surveillance and control equipment of high international standard as approved by DICJ. To this end, the Concessionaire shall send a written request to DICJ identifying the equipment to be installed and enclosing the relevant technical specifications. However, DICJ may, at any time, request the submission of specimens or samples of the referred equipment to be submitted.

Two. The Concessionaire also undertakes to install electronic surveillance and control equipment, approved by DICJ, in other areas adjacent to casinos or places of access or connection to casinos, when so requested.

Three. The Concessionaire undertakes to install new electronic surveillance and control equipment, approved by DICJ, whenever requested to, namely to maintain the high international standard, as referred to in paragraph one.

Four. The Concessionaire undertakes to report to the relevant public authorities, as soon as possible, any acts or facts which constitute a crime, contravention or administrative offence of which it is aware, as well as any illegal acts or facts it may deem serious.

CHAPTER III
Concessionaire company

Clause 14
Object, head office and corporate structure

One. The Concessionaire’s corporate purpose shall include the operation of games of fortune or chance in casinos.

Two. The Concessionaire's intention, during the concession period, to introduce other correlated activities into its corporate purpose is subject to prior authorization from the Secretary for the Economy and Finance.

Three. The Concessionaire undertakes to maintain its head office in the Macau SAR and to be incorporated as a limited company.

Clause 15
Share capital and shares

One. The share capital of the Concessionaire shall not be less than MOP 5,000,000,000 (five billion patacas), with its net worth to be kept at not less than that amount during the term of the concession.

Two. The Chief Executive may determine an increase in the Concessionaire's share capital when supervening circumstances require so.

Three. All of the Concessionaire’s share capital shall consist of nominal shares.

Four. Any increase in the Concessionaire’s share capital through public subscription shall require authorization from the Government.

Five. The issuance of preferred shares by the Concessionaire shall require authorization from the Government.

Six. Without prejudice to the previous paragraph, the creation or issuance of types or series of shares of the Concessionaire's share capital, as well as its transfer, require Government authorization.

Seven. The Concessionaire pledges to endeavor that the entire share capital of the Concessionaire's shareholders that are companies, and the share capital of the shareholders of these that are companies, and so on and so forth down to the final shareholders, whether these are individuals or companies, are represented exclusively by nominal shares, except for companies that are listed on stock exchanges – in relation to the shares tradable therein.

Clause 16
Transfer and encumbrance of shares

One. The transfer inter vivos or encumbrance, by any means, of the ownership or other rights over shares representing the Concessionaire's share capital, as well as the performance of any acts involving the attribution of voting rights or other corporate rights to a person other than its holder, shall require authorization from the Secretary for Economy and Finance.

Two. In the case referred in the previous paragraph, the Concessionaire shall, under all circumstances, be required to refuse to register or recognize as a shareholder any entity which acquires or holds shares representing the Concessionaire’s share capital in breach of the provisions of this concession contract or the law and shall not carry out any act through which, implicitly or explicitly, it recognizes the transfer inter vivos or encumbrance referred to in the previous paragraph to have any effect.

Three. The mortis causa transfer of ownership or any other right over shares representing the Concessionaire's share capital must be reported to DICJ within 15 days of becoming aware of the fact, enclosing the respective supporting documents; the Concessionaire undertakes, at the same time, to ensure that the transfer is registered in its share register book.

Four. After securing the authorization referred in paragraph one, the holder of the ownership or other rights to the shares representing the Concessionaire’s share capital shall immediately notify the Concessionaire, who undertakes to report the same to DICJ, when transferring or encumbering them or when carrying out any act involving the granting of voting rights or other company rights to others, within 30 days of registration in the Concessionaire's share register book or equivalent formality, and must send a copy of the documents formalizing this legal transaction and provide detailed information on any terms and conditions which have been established.

Five. The Concessionaire undertakes to ensure that the transfer inter vivos, by any means, of ownership or any other right over the shareholdings of those holding shares representing the share capital of the Concessionaire's shareholders, whether these holders are individuals or companies, and the share capital of those holding shares in companies, are subject to the authorization of the Secretary for the Economy and Finance, whether these holders are individuals or companies, and so on up to the last holders of shareholdings, whether these holders are individuals or companies, when these shareholdings correspond, directly or indirectly, to a value equal to or greater than 5% of the Concessionaire's share capital, except in the case of legal persons who are listed on the stock exchange in respect of shares which may be traded on it.

Six. The mortis causa transfer of ownership or other right over the shareholdings of the holders of 5% or more of the share capital of the Concessionaire's shareholders, whether such holders are natural or legal persons, and of the share capital of holders worth 5% or more of the shareholdings of those who are legal persons, whether these holders are natural or legal persons, and so on up to the last holders of shareholdings, whether these holders are individuals or companies, must be communicated by the Concessionaire to DICJ, as soon as possible after it becomes known.

Seven. The Concessionaire also undertakes to notify DICJ, as soon as it has knowledge of the fact, of the encumbrance for any reason of shares representing the share capital of its shareholders and of shares held by holders of shares in these shareholders, and so on and so forth down to the shares of the final shareholders when these holdings indirectly correspond to a value equal to or greater than 5% of the Concessionaire’s share capital, with the exception of shares representing the share capital of companies listed on the stock exchange insofar as the shares therein are tradable.

Eight. The previous paragraph is equally applicable to the carrying out of any acts which involve the attribution of voting rights or other corporate rights to a person other than the holder, with the exception of legal entities which are listed on a stock exchange for shares which may be traded on it.

Nine. The provisions of paragraph four are applicable to the transfer, by any means, of ownership or other rights over the shares referred to in paragraph five, with the necessary amendments.

Clause 17
Notification and authorization

One. The following are considered to be decisions on major financial initiatives, referred to in Section 22 (1) (12) of Law No. 16/2001:

1) Financial decisions related to the internal movement of funds of the Concessionaire exceeding 50% of the share capital;

2) Financial decisions related to salaries, remunerations or employee benefits, among others, that exceed 10% of the share capital;

3) Financial decisions not covered by the previous two paragraphs that exceed 10% of the share capital.

Two. The Concessionaire undertakes to notify the Chief Executive of decisions on major financial initiatives at least five working days before they are taken, unless there is an acceptable just cause.

Three. The transfer real and credit rights of the Concessionaire exceeding MOP 100,000,000 (one hundred million patacas) shall require the authorization of the Secretary for Economy and Finance.

Four. Loan agreements or similar, entered into by the Concessionaire, as borrower, of a value equal to or exceeding MOP100,000,000 (one hundred million patacas), shall require the authorization of the Secretary for Economy and Finance.

Clause 18
Issuance of debt securities

The issuance of debt securities by the Concessionaire requires the Chief Executives’ authorization.

Clause 19
Listing on the stock exchange

One. The Concessionaire, or a company in which it is the controlling shareholder, may not be listed on a stock exchange.

Two. In the event shareholders who directly or indirectly hold 5% or more of the Concessionaire's share capital are listed on a stock exchange, the Concessionaire must communicate to DICJ such fact within 15 days of becoming aware of it, submitting the information and documents relating to the stock exchange listing.

Three. The Concessionaire further pledges to endeavor that the companies referred to in the previous paragraph do not request or proceed with a listing on the stock exchange without prior notification of the government.
Clause 20
Shareholder and capital structure

One. The Concessionaire undertakes to submit annually a document to the Government, during each December, detailing its shareholding structure, and as well the share capital structure of the companies holding 5% or more of the Concessionaire’s share capital, and also the structure of the share capital of the companies holding 5% or more of these companies’ share capital, and so on until the individuals or companies that are last shareholders, except with regard to companies that are listed on stock exchanges in what concerns the shares dealt therein, or to present a declaration attesting that these have not undergone any change.

Two. The Concessionaire further pledges to endeavor that it obtains and delivers to the Government, together with the update or declaration referred to in the previous paragraph, a declaration signed by each of its shareholders and the persons referred to in the previous paragraph, duly authenticated, certifying they are the holders of the number of shares stated and that these are registered, accompanied by a copy of the securities incorporating the respective shares.

Clause 21
Prohibition on accumulating functions in the corporate bodies

One. It is prohibited for any person to accumulate functions in the following corporate bodies or to accumulate functions in more than one corporate body of any of the companies mentioned below, with the exception of general meetings:

1) Corporate bodies of the Concessionaires;

2) Corporate bodies of junkets;

3) Corporate bodies of management companies.

Two. The Concessionaire undertakes to notify DICJ, as soon as possible, of the appointment of any person to serve on the board of directors, supervisory board or other corporate body of the Concessionaire.

Three. The government undertakes to inform the Concessionaire if the person appointed to exercise functions in its corporate body is a member of the corporate body of another Concessionaire, gaming promoter or management company operating in the Macau SAR.

Four. Any acts or resolutions taken in which members of the corporate bodies are involved in violation of paragraph one of this clause are voidable.

Five. DICJ shall request the concessionaires to remove from office within a period set for that purpose, the members of corporate bodies who violate the provisions stated in paragraph one.

Clause 22
Managing Director

One. The Concessionaire's board of directors undertakes to delegate the management of the Concessionaire to a managing director.

Two. The managing director referred to in the previous paragraph must be a permanent resident of the Macau SAR and hold at least 15% of the Concessionaire’s share capital.

Three. The Concessionaires’ delegation of the management, including the appointment of a Managing Director, the scope of his/her powers, the term of appointment, as well as any change thereof, namely involving temporary or definite replacement of the Managing Director, is subject to the Chief Executive's authorization, under penalty of nullity. For this scope, the Concessionaire shall send DICJ a draft of the resolution of its board of directors containing the proposed delegation of the Concessionaire’s management, including the identification of the Managing Director, the scope of his/her powers, the term of the appointment, references concerning replacements in situations of impediment, as well as any resolution relating to the temporary or definitive replacement of the Managing Director.

Four. In the event the Government does not approve any or some of the terms of the appointment referred to in the preceding paragraph, the Concessionaire undertakes to send the Government a new draft resolution within 15 days of notification of non-acceptance and, in the event the person indicated is not accepted, a copy of Annex II to Administrative Regulation No. 26/2001 duly completed by the new Managing Director.

Five. The Concessionaire agrees not to issue any mandates or powers of attorney that, on the basis of a stable relationship, grant powers which belong to the board of directors to conduct business relating to the exercise of the company on behalf of the Concessionaire, with the exception of powers to carry out merely expedient acts, namely at public offices or services, unless authorized by the Government.

Clause 23
Sections of association and shareholder agreements

One. Any change to the Concessionaire’s articles of association and agreements between shareholders must be approved by DICJ, under penalty of nullity.

Two. Any proposal to change the Concessionaire’s articles of association must be sent to DICJ for approval at least 30 days before the date of the annual shareholders’ meeting at which the change is to be decided.

Three. The Concessionaire undertakes to deliver to DICJ a certified copy of the document containing any change to its articles of association within 30 days of it being voted.

Four. The Concessionaire undertakes to inform DICJ of any shareholder agreements of which it may be aware. To that end, and without prejudice to any other measures it may or should take, the Concessionaire undertakes to make enquiries of its shareholders, within the 15 days prior to any annual shareholders’ meeting, or during a general meeting (if not preceded by a convening notice), regarding the existence of any shareholder agreements, namely those relating to the exercise of voting rights or other corporate rights, and to inform DICJ of the results of these enquiries.

Five. DICJ undertakes to notify the Concessionaire within 60 days as to whether it approves the change to its statutes, as well as its shareholder agreements.

Clause 24

Duty of information

One. Without prejudice to any other duties of information established under the concession’s regime mentioned in Clause 6, the Concessionaire undertakes to:

1) Notify DICJ, as soon as possible, of any circumstances that may affect its normal operation, such as those related to its liquidity or solvency, the existence of any legal proceedings against it or any of its directors, shareholders holding an amount equal to or greater than 5% of its share capital and its key employees, and any act or fact practiced in its casinos and other gaming areas that constitutes a crime, misdemeanor or administrative infraction of which it is aware;

2) Notify DICJ, as soon as possible, of any and all events that may impair, impede or render excessively onerous or excessively difficult the timely and full compliance with any of the obligations arising from this concession contract or that may constitute grounds for termination of the concession, under the terms of Chapter XIX;

3) Notify DICJ, as soon as possible, about any of the following facts or occurrences:

(1) Permanent or occasional , periodic or extraordinary remunerations paid to the Concessionaire’s directors, investors and key employees, whether received as salaries, earnings, wages, fees or other, as well as any mechanisms for sharing in its profits;

(2) Existing or proposed perks, including profit distribution;

(3) Existing or proposed management and service contracts.

4) Submit to DICJ, as soon as possible, certified copies of:

(1) Contracts or other instruments documenting or describing any remuneration referred to in subparagraph 1) of the preceding paragraph;

(2) Contracts or other instruments documenting or describing any existing or proposed perks or forms of profit distribution;

(3) Existing or proposed management and service contracts.

5) Inform DICJ, as soon as possible, of any imminent or foreseeable serious change in its economic and financial situation, as well as the economic and financial situation of:

(1) Its controlling shareholders;

(2) Any entities closely associated with it, namely those which have undertaken the commitment or provided guarantee to the financing of investments and obligations which the Concessionaire has contractually undertaken to make or assume;

(3) The shareholders holding 5% or more of its share capital who, in accordance with Section 18 (1) subparagraph 2) of Administrative Regulation No. 26/2001, have undertaken the commitment or provided the guarantee to finance the investments and obligations which the Concessionaire has contractually undertaken to make or assume;

6) Inform DICJ, as soon as possible, when the average annual turnover with a third party has reached an amount equal to or higher than MOP 500,000,000 (five hundred million patacas);

7) Submit to DICJ annually, during the month of January, a document showing all their bank accounts and respective balances;

8) Submit, as soon as possible, any complementary or additional information requested by DICJ;

9) Submit, as soon as possible, to DICJ and the Financial Services Bureau (hereinafter referred to as DSF), the details and information that these entities require for the proper performance of their functions.

Two. DICJ may determine that the obligations foreseen in subparagraphs 3) and 4) of the previous paragraph shall be annual.

CHAPTER IV
Management Company

Clause 25
Applicable regime

One. The Concessionaire undertakes to submit the contracting of a management company to the Chief Executive’s authorization and to submit the draft management contract for approval.

Two. Under any circumstances, the Concessionaire may only pay the management company the remuneration relating to the management and may not, in any way, share casino revenues or pay commissions.

Three. The provisions of Law 16/2001 and other applicable legislation shall also apply to the management company.

CHAPTER V
Appropriate qualifications

Clause 26
Good standing of the Concessionaire

One. The Concessionaire undertakes to remain trustworthy during the term of the concession, according to law.

Two. For the purposes of the previous paragraph, the Concessionaire is subject to continuous and permanent monitoring and supervision by the Government, according to law.

Three. The Concessionaire undertakes to bear the costs of verifying its good standing within the period set by DICJ; for this scope, DICJ shall issue a document containing such costs, which shall constitute proof thereof.

Clause 27
Suitability of the shareholders, directors and key employees of the Concessionaire and management companies

One. The Concessionaire's shareholders holding 5% or more of its share capital and its directors and key employees must remain trustworthy during the Concessionaire’s term, according to law.

Two. For the scopes of the previous paragraph, shareholders of the Concessionaire holding 5% or more of its share capital and its directors and key employees are subject to continuous and permanent monitoring and supervision by the government, according to law.

Three. The Concessionaire undertakes to ensure that shareholders holding 5% or more of its share capital and its directors and key employees are trustworthy during the term of the concession, in full awareness that their trustworthiness has repercussions for its own suitability.

Four. The Concessionaire is under the obligation to demand that shareholders holding 5% or more of its share capital and its directors and key employees inform DICJ, as soon as possible, after becoming aware of any facts that may be relevant to the Concessionaire's trustworthiness or their own.

Five. Under the previous paragraph, the Concessionaire undertakes to ask shareholders holding 5% or more of its share capital and its directors and key employees every six months whether they are aware of any fact which might be relevant to the trustworthiness of the Concessionaire or their own, without prejudice to the Concessionaire being bound to communicate this to DICJ as soon as possible if it becomes aware of any relevant fact.

Six. The Concessionaire undertakes to communicate to DICJ, as soon as possible after becoming aware of any facts which may be relevant to the good-standing of shareholders holding 5% or more of its share capital and of its directors and key employees.

Seven. The Concessionaire undertakes to ensure that the management companies it contracts as well as the shareholders holding 5% or more of its share capital and its directors and key employees, remain of good-standing throughout the duration of the concession, in full awareness that their good-standing has repercussions for its own suitability.

Eight. The provisions of paragraph three are applicable to the processes for verifying the good-standing of shareholders holding 5% or more of the share capital of the Concessionaire and the management companies, as well as the latter’s directors and key employees.

Clause 28
Special duty of cooperation

Without prejudice to the general duty of cooperation set out in Clause 67, the Concessionaire undertakes to provide the Government with any document, information or materials the Government considers necessary to verify its suitability.

Clause 29
Special duty of notification

The Concessionaire undertakes to notify DICJ within 15 days of becoming aware of the following situations concerning any of its directors or any of its shareholders who, directly or indirectly, hold 5% or more of its share capital:

1) The participation in the process of licensing or granting of the operation of games of fortune or chance or other casino games in other countries or regions, the operation of games of fortune or chance or other casino games in other countries or regions, or the cessation of such operations;

2) The investigation by the regulatory authority of another country or region for the purpose of punishing, suspending or influencing in any manner whatsoever the operation of games of fortune or chance or other casino games which have been authorized, or the obtaining of a license or concession for the operation of such gaming activities.

CHAPTER VI
Financial Capacity and Financing

Clause 30
Financial capacity of the Concessionaire

One. The Concessionaire shall maintain the financial capacity to operate the concession, as well as to timely and fully comply with the obligations relating to any aspect of its activity, investments and obligations that it is contractually bound to provide or has undertaken under this concession contract, in particular the Investment Plans annexed to this concession contract.

Two. For the purposes of the provisions of the preceding paragraph, the Concessionaire and the shareholders holding 5% or more of its share capital shall be subject to continuous and permanent monitoring and supervision by the Government, according to the law.

Three. The Concessionaire undertakes to bear the costs of the procedures for verifying its financial standing and that of the shareholders holding 5% or more of its share capital within the period set by DICJ; for this purpose, DICJ shall issue a document quoting such costs, which shall constitute sufficient proof thereof.

Clause 31
Loans and similar contracts

One. The Concessionaire undertakes to notify the Government of any loan or similar contract with a third-party worth more than MOP 60,000,000 (sixty million patacas); if the value exceeds MOP 100,000,000 (one hundred million patacas), it must be authorized by the Secretary for Economy and Finance.

Two. The Concessionaire undertakes to not grant any loans or enter into any similar contracts with its directors, shareholders or key employees, unless authorized by the Secretary for Economy and Finance.

Three. The Concessionaire undertakes to not enter into legal transactions with any entity through which the latter may assume management or intervention powers in the management of the Concessionaire, namely through step-in rights.

Clause 32
Undertaking risks

One. The Concessionaire expressly undertakes all obligations and full and exclusive responsibility for all risks inherent in the concession with respect to its financial capacity and its financing, without prejudice of Clause 42.

Two. The Macau SAR is not subject to any obligation, nor assumes any responsibility or risk, regarding the financing of the Concessionaire.

Clause 33
Securing of financing

One. The Concessionaire undertakes to secure the financing required to timely and fully comply with its obligations relating to any of its activity, investments and obligations it is contractually bound to make or has assumed under the terms of this concession contract, in particular the Investment Plans attached to this concession contract.

Two. No exceptions or means of defense can be used against Macau SAR, resulting from contractual relations established by the Concessionaire with third-parties, including financing entities and shareholders of the Concessionaire itself, with a view to obtaining the financing referred to in the previous paragraph.

Clause 34
Reserve funds

The Concessionaire undertakes to maintain the reserve funds required by law.

Clause 35
Special duty of cooperation

One. Without prejudice to the general duty of cooperation provided for in Clause 70, the Concessionaire undertakes to immediately make available to the Government any document, information or data which the Government considers necessary to verify that it continues to have adequate financial capacity.

Two. The Concessionaire undertakes to notify the Government, as soon as possible, of any loans, mortgages, declarations of debt, guarantees, or any other obligations contracted or to be contracted to finance any aspect of its activity, with a value equal to or greater than MOP 16,000,000 (sixteen million patacas).

Three. The Concessionaire undertakes to submit to the Government, as soon as possible, certified copies of documents relating to any loans, mortgages, debt statements, guarantees, or any other obligation contracted or to be contracted for the financing of any aspect of its activity.

Four. The Concessionaire undertakes to obtain and submit to the Government a statement signed by each of its controlling shareholders, including the last controlling shareholder, pursuant to which they agree to be bound by this special duty of cooperation and undertake to produce any documents and provide any information, data, authorizations, or evidence requested of them for this purpose.

CHAPTER VII

Investment Plans

Clause 36
Investment Plans

One. The Concessionaire undertakes to implement the Investment Plans annexed to this concession contract, as well as the investment projects included in the award proposal submitted by the Concessionaire as a bidder in the public tender for the award of concession for the operation of games of fortune or chance in casinos, under the terms stated in the aforementioned Plans and award proposal.

Two. The Concessionaire undertakes to:

1) Use qualified labor in all projects;

2) Give preference, when contracting companies and workers for the execution of the projects mentioned in the Investment Plans annexed to this concession contract, to those who carry out permanent activities in or are residents of the Macau SAR;

3) Comply, when drawing up the plans for the works related to the projects included in the Investment Plans attached to this concession contract, with the technical norms and regulations in force in the Macau SAR, as well as the specifications and homologation documents from official bodies and the instructions from manufacturers or patent holders;

4) Attach the construction projects referred to in the Investment Plans attached to this concession contract for the approval of the Land and Urban Construction Bureau (hereinafter referred to by its Portuguese acronym DSSCU) with a plan of works in addition to the other documents required by the applicable legislation;

5) Execute the works in strict compliance with the approved projects in accordance with the legal and regulatory provisions in force and in compliance with internationally recognized standards in construction work and supplies of the same type, as well as according to best trade practices;

6) Use, in the execution of the projects referred to in the Investment Plans attached to this concession contract, materials, systems, and equipment certified and approved by recognized entities and in accordance with international standards, generally recognized as being of high international quality;

7) Maintain the quality of all projects referred to in the Investment Plans attached to this concession contract according to high international quality standards;

8) Ensure the high international quality standards of the commercial establishments within its properties;

9) Maintain a modern, efficient, and high-quality management, according to high international quality standards;

10) Notify the Government, as soon as possible, of any and every situation that alters or may alter to a relevant degree, either in the construction phase of its properties or in the operational phase of any aspect of its activity, the normal development of the works, as well as the verification of structural or other anomalies in its properties, by means of a detailed and reasoned report on these situations, possibly including the contribution of entities external to the Concessionaire and of recognized competence and reputation, with an indication of the measures taken or to be implemented to overcome said situations.

Three. The Concessionaire is liable to the Macau SAR and to third parties for any losses resulting from serious deficiencies, errors or omissions in the design and dimensioning of projects, in the execution of construction works and other projects, as well as in the maintenance of buildings and in the operation of the projects underlying the Investment Plans annexed to this concession contract, of its responsibility.

Four. The Government undertakes to facilitate the Concessionaire’s ability to execute, directly or indirectly, according to the law, the projects mentioned in the Investment Plans annexed to this concession contract.

Clause 37
Changes to the projects listed in the Investment Plans

One. In the execution of the Investment Plans annexed to this concession contract, the Government may require any documents or impose changes regarding the execution of the listed projects to ensure compliance with the standards, technical regulations in force and the level of the quality standards.

Two. The Government may not impose any changes to the referred projects that imply an increase in the overall amount referred in Clause 41.

Clause 38
Execution and supervision of the Investment Plans

One. The Concessionaire undertakes to submit to the Government, by 30 September of each year, a proposal for the implementation of the specific projects referred to in the Investment Plans annexed to this concession contract which it intends to execute in the following year, which shall include, at least, the details of the specific investment project it intends to execute in the following year, the amount of the investment, and the deadline for its execution – for the purposes of approval by the Government.

Two. The Government shall decide on the approval of the proposal in question within sixty days from the day following the end of the period referred to in the previous paragraph. To that end, the content of the specific investment project, the amount of the investment, and the period for execution may be adjusted according to the needs of socio-economic development and by agreement between the Government and the Concessionaire.

Three. In the event of force majeure or special circumstances not attributable to the Concessionaire, the latter may request the Government to amend the content of the proposal for the execution of specific projects approved and for this purpose must present a detailed report on the respective situation, accompanied by all supporting documents.

Four. In the event of force majeure or special circumstances not attributable to the Concessionaire, the latter may request the Government to partially or totally suspend the execution of the items contained in the proposal for the execution of specific projects referenced in the Investment Plans attached to this concession contract, submitting for that effect a detailed report on the respective situation, accompanied by all supporting documents.

Five. The Concessionaire undertakes to submit to the Government, no later than 31 March of each year, a report on the implementation in the previous year of the Investment Plans annexed to this concession contract and the proposal for the implementation of specific projects approved, which shall include, at least, the status of the implementation of the specific investment projects, the amount invested, the deadline, and the results of their implementation. It shall also submit other complementary information as requested by the Government.

Six. In the event that the Investment Plans annexed to this concession contract and the specific investment projects included in the approved proposal for the execution of specific projects are not authorized, because they are not in accordance with the applicable legal provisions and urban planning or due to other public interest, the Concessionaire further undertakes to allocate the funds initially earmarked for the aforementioned investment projects to projects related to its activity, as indicated and accepted by the Government.

Seven. For the purposes of monitoring the execution of the Investment Plans by the Concessionaire, the latter undertakes to cooperate with the Government and shall submit the necessary documents, information, or evidence when requested.

Clause 39
Supervision of construction work

One. Through DSSCU, the Government shall monitor and supervise the execution of the construction work, namely its compliance with the plan of works and the quality of the materials, systems and equipment according to the applicable legislation as per the Investment Plans attached to this concession contract.

Two. For the purposes of paragraph one above, the Concessionaire undertakes to submit, every two months, detailed written reports on the evolution of the construction projects referred to in the Investment Plans attached to the present concession contract, for which it shall refer to the provisions of Section 38 of Administrative Regulation No. 38/2022 (Regulation of the legal framework for urban construction). These reports shall include at least:

1) Work reports indicated in Section 38 of Administrative Regulation No. 38/2022;

2) The evolution of the work relative to the plan of works (progress control);

3) The main measures taken to ensure compliance with the plan of works.

Three. The Concessionaire undertakes to submit written and detailed extraordinary reports, whenever justified, namely when the normal progress of the work related to the execution of the construction projects referenced in the Investment Plans annexed to the present concession contract is compromised.

Four. The Concessionaire undertakes to provide, at the Government’s request and within a set period, any documents, namely written and drawn documents, relating to the construction projects referred to in the Investment Plans attached to this concession contract.

Five. In addition to the documents referred to in the previous paragraph, the Concessionaire undertakes to provide all clarifications and information requested.

Six. When in doubt about the quality of the work, the Government can order compulsory tests in addition to those foreseen by the Concessionaire, consulting the latter, if necessary, regarding the decision to be adopted.

Seven. The expenses incurred in carrying out the tests referred to in the previous paragraph and in repairing any defects found shall be borne by the Concessionaire.

Eight. Orders, notices, and notifications related to the technical aspects of the execution of a construction project may be addressed by the Government, namely through the DSSCU, to the project manager directly.

Nine. The project manager shall monitor the work diligently and be present at the site of the work whenever required.

Ten. The Government, namely through DSSCU, may suspend and halt, under the terms of the law, the execution of construction work whenever nonconformity with the approved projects or violation of the applicable legal, regulatory, or contractual norms or provisions is detected.

Eleven. The powers to supervise the fulfilment of the obligations resulting from this concession contract do not involve any liability on the Macau SAR for the execution of the construction work, the Concessionaire being solely responsible for all imperfections or faults in the design, execution, or operation of the referred work, except that resulting from decisions taken by the Government.

Clause 40
Contracting and subcontracting

The execution of the Investment Plans that involves hiring and subcontracting third parties does not exempt the Concessionaire from the legal or contractual obligations to which it is bound.

Clause 41
Application of the remaining funds of the Investment Plans

If, upon completion of the execution of the Investment Plans annexed to this concession contract, the total value of the expenditure incurred by the Concessionaire, directly or, subject to Government authorization, indirectly, is less than the overall amount and value committed to at the time of activation of the constant investment increase mechanism in the award proposal submitted by the Concessionaire as a bidder in the public tender for the award of concessions for the operation of games of fortune or chance in casinos, the Concessionaire undertakes to spend the remaining amount on projects related to its activity, to be designated by the Concessionaire and accepted by the Government, or on projects of relevant public interest for the Macau SAR, to be designated by the Government.

Clause 42
Insurance

One. The Concessionaire is obligated to contract and maintain up-to-date insurance contracts necessary to guarantee effective and complete coverage for the risks inherent in the development of the activities included in the concession. Such insurance must be taken out with insurers authorized to operate in the Macau SAR or, when this proves to be unfeasible or too onerous for the Concessionaire, with insurers abroad with the authorization of the Government.

Two. The Concessionaire shall ensure the existence and continued validity of the following insurance contracts:

1) Workplace accident and occupational illness insurance for its employees;

2) Motor vehicle liability insurance for the vehicles it owns;

3) Civil liability insurance for ships, aircraft, or other aircraft owned or leased by the company ;

4) Civil liability insurance for installation of advertising materials;

5) General civil liability insurance related to the operation of games of fortune or chance in casinos in the Macau SAR, as well as the development of other activities included in the concession, which are not guaranteed by any other insurance policy;

6) Insurance against damages to buildings, furniture, equipment, and other property related to the activities within the concession;

7) Construction insurance (all risks, including civil liability) relative to the execution of any work by or in buildings connected to the activities included in the concession.

Three. The insurance coverage referred to in subparagraph 6) of the previous paragraph is of the multi-risk type covering, at least, the following:

1) Fire, lightning, or explosion (whatever its nature);

2) Bursting of pipes, spillage, or overflowing of tanks, boilers, pipes, cisterns, lavatories, or water transport apparatus;

3) Floods, typhoons, tropical storms, volcano eruptions, earthquakes, or other natural disasters;

4) Crashes by aircraft or other aerial devices or objects dropped or thrown from them;

5) Vehicle collision;

6) Theft or robbery;

7) Strikes, assaults, riots, alterations in public order, or other facts of a similar nature.

Four. The capital or minimum limit for the insurances referred to in paragraph 2 is as follows:

1) In accordance with the legislation in force for the insurance provided for in subparagraphs 1) to 4);

2) The amount to be set by the Government for the insurance set out in subparagraph 5), taking into account, among other parameters, the business volume of the activities included in the concession and the accident index for the previous year;

3) Equal to the net value of the goods referred to for the insurance mentioned in paragraph 6), being the net value understood as the gross value minus accumulated depreciation;

4) The value of the construction work for the insurance set out in subparagraph 7).

Five. The Concessionaire undertakes to ensure that the entities with whom it enters into a contractual agreement shall cover labor accidents and occupational diseases.

Six. The Concessionaire must prove to the Government that the insurance policies exist and are valid by sending the Government a copy of said policies when they are first signed or renewed.

Seven. The Concessionaire undertakes not to begin any construction projects or work without first sending the Government the copies referred to in the previous paragraph.

Eight. Unless authorized by the Government, the Concessionaire may not cancel, suspend, modify, or replace any insurance policies except when there is a change in the insurance company, in which case the Concessionaire must inform the Government of this fact as soon as possible.

Nine. The Government may, on behalf of the Concessionaire, make direct payment of insurance premiums when the Concessionaire has failed to do so, by resorting to the bond provided by the Concessionaire’s to secure compliance with legal or contractual obligations.

CHAPTER VIII
Property

Clause 43
Macau SAR Property

One. The Concessionaire undertakes to ensure the conservation or replacement, as instructed by DICJ, of the Macau SAR assets which have been or will be used in connection with the operation of the concession through the temporary transfer of its usufruct, fruition, and use.

Two. The Concessionaire shall ensure the conservation of the land, soil, or natural resources for whose management the Government is responsible, under the terms of Section 7 of the Macau SAR Basic Law, that were or will be allocated to the concession operation, either by lease or concession.

Clause 44
Other property

One. Casinos shall be required to be located on property owned by the Concessionaire, except as prescribed in Section 5 of Law No. 7/2022 and Section 5 (4) and Section 37 of Law 16/2001.

Two. The Concessionaire undertakes not to encumber casinos, equipment and utensils allocated to the games, unless authorized by the Government.

Three. Notwithstanding the approval referred in the previous paragraph, the Concessionaire undertakes that upon expiry of the concession, the casinos, as well as the equipment and utensils allocated to the casinos, even if outside their premises, are free of any onus or encumbrance.

Four. When the opening of new casinos is authorized, the Concessionaire is obliged to locate these casinos in buildings or complex of buildings, even if they constitute an economic and functional unit, under the strata title , in such a way that they are operated in one or more autonomous units, whose areas shall be perfectly identified and delimited.

Five. For the scopes of the previous paragraph, the Concessionaire shall submit to the government, as soon as possible, a certificate from the Property Registry describing all its autonomous units, including the by-laws of such buildings, accompanied by a floor plan where the respective areas are defined and delimited.

Six. The Concessionaire is required to proceed with the registration of any alteration to the autonomous units ownership and send to the Government, through DSF, the respective land registry certificate as soon as possible.

Seven. The Concessionaire shall also be required to submit the condominium regulations relating to horizontal property to the Government for approval.

Clause 45
Reversion of the casinos and gaming equipment and utensils

One. Upon termination or extinction of the concession, the casinos, as well as the gaming equipment and utensils allocated, even if located outside their premises, will revert gratuitously and automatically to the Macau SAR, with the exception of the casinos, equipment and utensils allocated to games whose use and fruition have been temporarily transferred to the Concessionaire under the terms of Clause 49.

Two. The Concessionaire undertakes to deliver the properties referred to in the previous paragraph in a perfect state of repair and operation, without prejudice to their normal wear and tear due to their use for the purposes of this concession contract.

Three. For registration purposes, during reversion of the assets and rights referred to in paragraph one above, the record drawn up by public deed will serve as the transfer title, even if the concession of the land where the casinos are located is provisional.

Four. In the event the Concessionaire fails to hand over the properties mentioned in paragraph one above, the Government shall immediately take administrative possession of them, and the respective expenses shall be covered by the bond provided for compliance with the Concessionaire's legal or contractual obligations.

Five. For the purposes of paragraph one above, DICJ shall carry out an inspection of the properties referred to in Clauses 43 and 44, which may be attended by the representatives of the Concessionaire, to check the state of conservation and maintenance of said properties, for which an inspection report will be drawn up.

Six. In the event of dissolution or liquidation of the Concessionaire, the respective properties may not be divided until the Government certifies, through the compulsory inventory mentioned in the following clause, that the properties subject to reversion are in a perfect state of conservation and operation or without the payment of any sums due to the Macau SAR as compensation, by means of any guarantee accepted by the Government, that are shown to be owing.

Seven. The terms of paragraph two above shall not affect the normal renovation of the allocated gaming equipment and utensils.

Clause 46
Inventory of the assets allocated to the concession

One. The Concessionaire undertakes to prepare in triplicate and maintain updated the inventory of all properties and rights belonging to the Macau SAR and allocated to the concession, as well as all properties revertible to the Macau SAR, submitting for that effect, by 31 May of each year, an annual update of the maps showing all alterations to DICJ and DSF.

Two. In the last year of the concession, the aforementioned inventory shall be completed, necessarily, 90 days before its term.

Three. In cases where the concession is terminated, the inventory mentioned in paragraph one of this clause shall be completed on a date to be stipulated by the Government.

Clause 47
Improvements

The improvements that, for any reason, are made to the properties referred to in Clause 43, as well as to properties that are revertible to the Grantor, do not entitle the Concessionaire to any compensation or indemnity and do not need to be removed.

Clause 48
Concession of land to be used by the Concessionaire

One. The regime governing the concession of land to be used by the Concessionaire, namely for the concession operation, is stipulated in the respective land concession contract.

Two. The land concession contract to be executed between the Government and the Concessionaire shall be governed by the provisions of this concession contract, where applicable.

Clause 49
Assets necessary for the operation of the concession

One. The Parties shall comply with the provisions of Sections 37 to 39 of Law No. 16/2001, whereby the Government, through the deed of surrender, temporarily transfers to the Concessionaire the following casinos that will revert to the Macau SAR on 31 December 2022, as well as the usufruct, fruition and use of gaming equipment and utensils, listed in the inventory accompanying the deed of surrender, for the purpose of operating games of fortune or chance in a casino, whose concession is granted to the Concessionaire under this contract:

1) “MGM Casino Macau”;
2) “MGM Casino Cotai”.
Two. The temporary transfer of usufruct, fruition, and use to the aforementioned Concessionaire shall expire when the Concessionaire's concession for the operation of games of fortune or chance in casinos is rescinded or extinguished, and the Concessionaire is required to return to the Macau SAR, free of any liens or encumbrances, the casinos, as well as the equipment and utensils allocated to the games, included in the inventory approved by DICJ.

Three. The provisions of the preceding paragraph shall not prejudice the possibility that the Government may require the Concessionaire to demolish, within a stipulated period of time, the conservation works and improvements referred to in the preceding paragraph, or to restore the casinos to their original condition, with all resulting expenses being borne by the Concessionaire.

Four. In the event that the Concessionaire fails to comply with the stipulations of the previous paragraph, the Government shall carry out the demolition and all expenses arising from the demolition and respective actions shall be borne by the Concessionaire, who will not have the right to any compensation or indemnity from the Government for the conservation works and improvements demolished.

Five. The Concessionaire may alter, in accordance with specific needs, the purpose of the functional zones of the casinos referred to in paragraph one above, provided that prior authorization for that purpose has been obtained from the Government.

Six. The Concessionaire undertakes to pay for the usufruct, fruition, and use of the casinos, equipment and utensils allocated to the games referred in paragraph one, in accordance with the amount agreed between the parties under the terms of Section 39 of Law No. 16/2001.

Seven. The Concessionaire may recover proportionally the amount paid when the termination or extinction of the concession for the operation of games of fortune or chance in casinos occurs before the end of the corresponding calendar year.

Eight. The Concessionaire shall assume all civil liability or other liability resulting from the temporary usufruct, fruition, and use of the casinos equipment and utensils allocated to the games referred to in paragraph one and the Macau SAR shall not assume any liability.

Nine. The Concessionaire may, without the need for authorization from the Government, carry out maintenance, repairs, and improvements to the casinos, equipment and utensils allocated to the games referred to in paragraph one, with the respective costs being borne by the Concessionaire itself, without any right to compensation from the Government.

Ten. When the equipment and utensils allocated to the games referred to in paragraph one are useless or unfit for use, they shall be put out of use or destroyed by the Concessionaire, subject to the authorization of DICJ, without any right to compensation from the Government.

CHAPTER IX
Premium

Clause 50
Premium

One. The Concessionaire undertakes to pay an annual premium to the Macau SAR while the concession is in force, as consideration for the operation of the games of fortune or chance in a casino.

Two. The amount of the annual premium payable by the Concessionaire comprises fixed and variable elements.

Three. According to Chief Executive Order No. 215/2001, the fixed amount of the annual premium payable by the Concessionaire is MOP 30,000,000 (thirty million patacas) per year.

Four. The amount of the variable part of the annual premium payable by the Concessionaire shall be calculated according to the number of gaming tables and gaming machines operated by the Concessionaire.

Five. For the scopes of the provisions of the previous paragraph:

1) The Concessionaire shall pay MOP 300,000 (three hundred thousand patacas) per year for each table reserved for certain games and gamblers, namely those operated in a special room or area;

2) The Concessionaire shall pay MOP 150,000 (one hundred fifty thousand patacas) per year for each table not reserved for certain games and gamblers;

3) The Concessionaire shall pay MOP 1,000 (one thousand patacas) per year for each electrical or mechanical gambling machine, including slot machines.

Six. Regardless of the number of gaming tables that the Concessionaire operates at any given time, the amount relating to the variable part of the annual premium may not be less than the amount that would result from the operation of 500 (five hundred) gaming tables and 1,000 (one thousand) gaming machines.

Seven. The Concessionaire undertakes to pay the amount relative to the fixed part of the annual premium by 10 January of the respective year, and the Government may stipulate that the payment is made in monthly installments.

Eight. The Concessionaire undertakes to pay monthly, until the tenth day of the following month, the amount relative to the variable part of the annual premium concerning the tables and electric or mechanical gambling machines, including slot machines, operated during the previous month.

Nine. For calculating the amount of the variable part of the annual premium referred to in the previous paragraph, the number of days that each gaming table and each gaming machine was operated by the Concessionaire during the month in question is taken into consideration.

Ten. The payment of the annual premium is settled by the respective payment slip at DSF.

Eleven. In the case foreseen in Section 20 (4) of Law No. 16/2001, the Concessionaire is obliged to pay the special premium in accordance with the provisions of paragraphs 4 to 8 of the same Section, applying the provisions of paragraph 7 and the previous paragraph with the necessary adaptations.

CHAPTER X
Contributions under Section 22 (1) subparagraphs 2) and 3) of Law No. 16/2001

Clause 51
Contributions under Section 22 (1) subparagraph 2) of Law No. 16/2001

One. By law, the Concessionaire shall pay the Macau SAR the contribution foreseen in Section 22 (1) subparagraph 2) of Law No. 16/2001.

Two. The contribution referred to in the previous paragraph must be paid monthly by the Concessionaire by the tenth day of the following month to which it relates, by submission of the respective payment slip at DSF.

Three. The contribution referred to in paragraph one shall be the subject of a separate budget entry by the Macau SAR.

Clause 52
Contributions under Section 22 (1) subparagraph 3) of Law No. 16/2001

One. By law, the Concessionaire shall pay the Macau SAR the contribution foreseen in Section 22 (1) subparagraph 3) of Law No. 16/2001.

Two. The contribution referred to in the previous paragraph must be paid monthly by the Concessionaire by the tenth day of the following month to which it relates, by submission of the respective payment slip at DSF.

Three. The contribution referred to in paragraph one shall be the subject of a separate budget entry by the Macau SAR.

Four. The government may indicate one or more projects or one or more entities as beneficiaries of part of the amounts paid.

Five. The Government and the Concessionaire may agree on one or more projects or on one or more entities to which allocate funds to, with the maximum limit of this total allocation being set at half the value calculated under the terms of paragraph one. The Concessionaire may pay them directly, in which case the amount of the contribution referred to in paragraph one, to be paid at DSF, will be reduced correspondingly.

CHAPTER XI
Tax obligations and the submission of documents

Clause 53
Special tax on gambling

One. The Concessionaire undertakes to pay the Macau SAR the legally stipulated special tax on gambling, which shall be paid monthly to the government by the tenth day of the following month to which it relates.

Two. The special tax on gambling may be paid in patacas or in a currency accepted by the Government.

Three. If the special tax on gambling is paid in patacas, it shall be made directly at the DSF.

Four. If the special tax on gaming is paid in a currency accepted by the Government, it shall be made by delivering the respective currency to the Monetary Authority of Macau, which shall make the corresponding amount available in patacas to DSF.

Clause 54
Withholding taxes

One. The Concessionaire undertakes to withhold, on a definitive basis, the legally required tax on commissions paid to junkets, remitting the respective amounts monthly to DSF by the tenth day of the following month.

Two. The Concessionaire undertakes to withhold, on definitive basis, the legally stipulated professional tax with regard to its employees, remitting the respective amounts monthly to DSF, under the legal rules.

Clause 55
Payment of other taxes, contributions, fees or, emoluments due

The Concessionaire undertakes to pay other taxes, contributions, duties, or emoluments due and stipulated in the legislation of the Macau SAR and from which payment is not exempted.

Clause 56
Document proving the inexistence of debts owing to the Macau SAR

One. The Concessionaire is obligated to deliver to DICJ, by 31st of March each year, a certificate issued by DSF regarding the previous fiscal year proving that the Concessionaire is not in debt to the Macau SAR for contributions and taxes, fines or surcharges, including compensatory and default interest and 3% of debts.

Two. The Concessionaire is also obliged to deliver to DICJ, by 31st of March each year, a document containing the tax status for the previous tax year, of its managing director, members of its corporate bodies, key employees and shareholders holding 5% or more of its share capital.

Clause 57
Document proving the inexistence of debts to the Social Security of the Macau SAR

The Concessionaire is obliged to deliver to DICJ, by 31st of March each year, a document issued by the Social Security Fund proving the Concessionaire has in order its contributions to the Social Security of the Macau SAR .

Clause 58
Provision of information

One. The Concessionaire undertakes to send quarterly to the Government, by the last day of the month following the relevant quarter , its balance sheet for the previous quarter, with the exception of that relative to the last quarter of each year, which must be submitted by the last day of February of the following year.

Two. The Concessionaire also undertakes to send to the Government the following data at least 30 days prior to the annual general meeting for approval of its accounts:

1) The accounting and statistical statements for the previous financial year;

2) The full names, in all possible versions, of the persons who sat on the management and supervisory boards during the respective fiscal year, the appointed proxies, as well as the person in charge of the accounting department;

3) A copy of the report and accounts of the board of directors accompanied by the opinions of the supervisory board and the external qualified accountants.

Clause 59
Accounting and internal Audit

One. The Concessionaire undertakes to have its own well-managed accounting system with appropriate internal control procedures and to comply with the guidelines issued by the Government in this regard, namely through DICJ or DFS.

Two. In compiling and presenting its accounts, the Concessionaire shall adopt only the criteria of the Financial Reporting Standards in force at the Macau Special Administrative Region, without prejudice to the fact that the Chief Executive, upon the proposal of the directors of either DICJ or DSF, may impose the need for certain ledgers, documents or other accounting data, as well determine the criteria to be adopted by the Concessionaire in the accounting of its operations and the observance of special norms in its compilation and presentation.

Clause 60
External audit of annual accounts

The Concessionaire undertakes to have its accounts annually audited by an external independent entity of recognized high international standards previously accepted by DICJ and DSF, providing in advance all the documents necessary, namely those referred to in Section 34 of the Law No. 16/2001.

Clause 61
Extraordinary audits

The Concessionaire agrees, at any time, with or without prior notice, to be audited by an independent external entity of recognized international standards, or by another entity, whenever DICJ or DSF deem it necessary or convenient.

Clause 62
Compulsory publications

One. The Concessionaire undertakes to publish, by 30 April every year, the following elements pertaining to the previous year ending 31 December in the Official Gazette of the Macau Special Administrative Region and in two of the most widely read newspapers in the Macau SAR, one in Chinese and one in Portuguese:

1) The balance, profit and loss account and annex;

2) The summary of activity report;

3) The opinion of the statutory audit board;

4) The summary of the external auditor’s opinion;

5) The list of shareholders with 5% or more of its share capital in any period of the year, stating the respective percentage; and

6) The names of the members of its governing bodies.

Two. The Concessionaire undertakes to send the Government a copy of all the elements referred to in the previous paragraph, as well as other elements for publication required by the concessions regime referred to in clause 6, at least 10 days prior to the publication date .

Clause 63
Special duty of cooperation

Without prejudice to the general duty of cooperation set out in Clause 70, the Concessionaire undertakes to cooperate with the Government, namely with DICJ and DSF, in providing the elements and information that may be requested and the analysis or inspection of its accounts, in the performance of extraordinary audits, and generally, in respect to the duties specified in the concessions regime referred to in Clause 6.

CHAPTER XII
Guarantees

Clause 64
Surety as a guarantee of compliance with the Concessionaire's legal or contractual obligations

One. The collateral that guarantees compliance with the Concessionaire's legal or contractual obligations may be provided in any of the legally prescribed forms, provided it is accepted by the Government.

Two. The Concessionaire undertakes to maintain an autonomous first demand bank guarantee in favor of the Government, issued by a credit institution authorized to operate in the Macau SAR, to guarantee:

1) The exact and punctual compliance of the legal or contractual obligations to which the Concessionaire is bound;

2) The exact and punctual payment of the premium to which the Concessionaire is bound before the Macau SAR, as set out in Clause 50;

3) The payment of fines or other pecuniary penalties that may be applied to the Concessionaire by virtue of a legal provision or clause contained in this concession contract;

4) The payment of any compensation arising from contractual liability for consequential damages and loss of profit resulting from total or partial non-compliance with the obligations to which the Concessionaire is bound under this concession contract;

5) Exact and punctual compliance with the labor obligations to which the Concessionaire is bound.

Three. The value of the autonomous bank guarantee referred to in the previous paragraph is MOP 1,000,000,000 (one billion patacas) from 1 January 2023 until 180 days have elapsed from the termination of this concession contract or the termination of the concession.

Four. The Concessionaire undertakes to take all measures and to comply with all obligations that may be necessary to maintain in force the autonomous bank guarantee referred to in paragraph two.

Five. The Government may call on the autonomous bank guarantee referred to in paragraph two, irrespective of a prior judicial decision, whenever the Concessionaire fails to comply with any of the legal or contractual obligations to which it is bound, the exact and punctual premiums to which it is bound, or fails to pay or contest, within the legal time limit, the fines or other penalties imposed by virtue of a legal provision or clause contained in this concession contract; the Government may also resort to the autonomous bank guarantee referred to in paragraph two when any compensation is due arising from contractual liability for damages and loss of profit resulting from total or partial non-compliance with the obligations to which the Concessionaire is bound under this concession contract, or when the Concessionaire fails to comply with the labor obligations to which it is bound, as stipulated.

Six. Whenever the government uses the autonomous bank guarantee referred to in paragraph two, the Concessionaire is required to take, within fifteen days from the date it is notified of the use of the guarantee, all necessary steps to restore the total value of the guarantee.

Seven. The autonomous bank guarantee referred to in paragraph two may only be cancelled with the authorization of the Government.

Eight. The Government may authorize the alteration of the terms or conditions referred to in paragraphs three to six, as well as authorize the substitution of the autonomous bank guarantee referred to in paragraph two by another form legally admissible to provide a surety as a guarantee of compliance with the legal or contractual obligations of the Concessionaire.

Nine. The costs arising from the issuance, maintenance and cancellation of the collateral as a guarantee of the Concessionaire's compliance with legal or contractual obligations shall be borne entirely by the Concessionaire.

Ten. The autonomous bank guarantee referred to in paragraph two includes the guarantees provided for in Section 20(3) and Section 22(1) 6) of Law No. 16/2001 and in Section 84(1) and (2) of Administrative Regulation No. 26/2001.

Clause 65
Specific bank guarantee to secure the payment of the special tax on gambling

One. Pursuant to Section 27 (5) of Law No. 16/2001, the Concessionaire undertakes to present, when so required by the Government, an autonomous bank guarantee, on first demand, issued in favor of the Government and intended to guarantee payment, if there is justifiable fear that the Concessionaire will not pay the probable monthly amounts of the special tax on gaming within the period and under the terms, conditions, and in the amount to be set by the Government.

Two. The terms and conditions of the autonomous bank guarantee referred to in the previous paragraph may not be altered without the authorization of the Government and the Concessionaire undertakes to comply with all the obligations that result or may result from maintaining in force the same guarantee, under the exact terms in which it was provided.

Three. The Government may use the autonomous bank guarantee referred to in paragraph one, independently of a prior Court decision, whenever the Concessionaire fails to pay the special tax on gambling due to Macau SAR under the terms of the law and this concession contract.

Four. Whenever the Government makes use of the autonomous bank guarantee referred to in paragraph one, the Concessionaire undertakes to take all necessary steps to restore the total amount of the guarantee within 15 days of being notified of its use.

Five. The autonomous bank guarantee referred to in paragraph one may only be cancelled, under authorization from the Government, 180 days after the end of the concession contract or the termination of the concession.

Six. The costs arising from the issuance, maintenance and cancellation of the autonomous bank guarantee referred to in paragraph one shall be borne entirely by the Concessionaire.

Clause 66
Guarantee provided by a controlling shareholder or shareholders of the Concessionaire

One. The Government may require that the Concessionaire's controlling shareholder provide a guarantee to secure compliance with the commitments and obligations assumed by the Concessionaire; if the Concessionaire does not have a controlling shareholder, the Secretary for Economy and Finance may require that the aforementioned guarantee to be provided by shareholders holding 5% or more of the Concessionaire's share capital.

Two. The guarantee referred to in the previous paragraph may be required when there is a justified fear that the Concessionaire will not be able to meet the legal and contractual obligations to which it is bound.

Three. The guarantee referred to in paragraph one may be provided by a cash deposit, bank guarantee, bond insurance, or any of the forms provided for in Section 619 of the Civil Code, within the period and under the terms, conditions and value to be defined by order of the Chief Executive.

Four. The Government may use this guarantee provided under this clause, regardless of a prior court decision, whenever the Concessionaire fails to comply with its commitments and obligations under the terms of the law and this concession contract.

Five. Whenever the Government makes use of the guarantee provided under this clause, the Concessionaire shall pledges to endeavor that its controlling shareholder or shareholders take all necessary measures to restore the total amount of the guarantee within 15 days of the date on which it is notified of the order regarding the use of said guarantee.

Six. The terms and conditions of the guarantee provided under this clause may not be altered without the authorization of the Government.

CHAPTER XIII
Supervision of compliance with the Concessionaire's obligations

Clause 67
Oversight, supervision and control by the Government

One. The power to supervise, oversee and monitor compliance with the Concessionaire's obligations is exercised by the Government, namely through DICJ and DSF.

Two. For the due purposes, the Concessionaire undertakes, whenever requested to do so by the Government and without the need for prior notice, to give the Government, or any other entity appointed by it duly authorized for this purpose and identified, free access to any part of its premises, as well as free access to inspect the accounting or bookkeeping, including any transactions, books, minutes, accounts, and other records or documents, the statistics and management records used, and to provide the Government, or the body appointed by it, with any information they deem necessary.

Three. The Concessionaire undertakes to obey and comply with the determinations of the Government issued within the scope of its powers of oversight and supervision, namely the instructions from DICJ, including those relating to the possible suspension of casino operations.

Four. The operation of the concession is subject to the permanent supervision and oversight of DICJ, according to the relevant legislation.

Five. The Concessionaire undertakes to be reviewed every three years by DICJ for compliance with the concession contract in general. If the results of the review reveal a lack of proactivity in complying with the stipulations of the concession contract or failure to comply with it, the Concessionaire must improve these situations within the period set by the Secretary for Economy and Finance, under Section 22 (1) 11) of Law No. 16/2001.

Clause 68
Daily monitoring of gross gaming revenue

The Concessionaire is subject to daily supervision by the Government, through DICJ, of its gross gaming revenues, in accordance with the law.

CHAPTER XIV
General duties of cooperation

Clause 69
Government's General Duty to Cooperate

The Government undertakes to cooperate with the Concessionaire so as to enable it to fulfill its legal and contractual obligations.

Clause 70
General obligation of cooperation by the Concessionaire

For the purposes set forth in this concession contract, the Concessionaire undertakes to cooperate with the Government, submitting any documents and providing any information, data, authorizations or evidence requested thereof.

CHAPTER XV
Other duties of the Concessionaire

Clause 71
Operation of the casinos and other facilities and premises

The Concessionaire undertakes to operate normally all of the premises of the casinos and other facilities and buildings assigned to the operation of the concession for the scopes for which they are intended or authorized.

Clause 72
General duties of the Concessionaire

One. It is the Concessionaire's special obligation to promote and demand, from all entities that may be contracted for the development of activities included within the concession, the observance of all rules of good organization and operation and special safety measures in relation to the patrons, its casinos, its employees and other persons who perform functions therein.

Two. In order to develop the activities included in the concession, the Concessionaire undertakes to contract entities that are duly licensed and authorized and that have adequate technical and professional capacity for this purpose.

Three. The Concessionaire undertakes to implement plans regarding the expansion of markets for overseas customers in accordance with the content and criteria of the proposal submitted by the Concessionaire as a bidder in the public tender for the award of concessions for the operation of games of fortune or chance in casino.

Four. The Concessionaire undertakes to implement the plans relating to social responsibility in accordance with the content and criteria of the award proposal submitted by the Concessionaire as a bidder in the public tender for the award of concessions for the operation of games of fortune or chance in casino, namely in the following areas:

1) Supporting the development of local small and medium-sized enterprises;

2) Supporting the development of diversification of local industries;

3) Guaranteeing the rights and interests of local employees, namely concerning the guarantee of work credits, in-service training, and professional advancement of local employees, as well as the welfare system designed to protect employees;

4) Hiring of disabled or rehabilitated individuals;

5) Supporting activities in the public interest;

6) Supporting educational, scientific and technological, environmental protection, cultural, and sports activities, among others.

Five. The Concessionaire undertakes to prepare, within a period of time to be established by the Government, a vocational training plan for the workers that will be performing duties in the activities included in the concession and deliver any other documents or additional information to such plan.

Clause 73
Adherence to the non-mandatory central provident fund system

The Concessionaire undertakes to join the non-compulsory central welfare scheme established by Law No. 7/2017 (Non-compulsory central provident fund).

Clause 74
Other Government Authorizations

The replacement, cancellation or alteration of evidential documents and records relating to the activity of the Concessionaire or the acquisition of gaming equipment and material shall require Government authorization.

Clause 75
Government authorizations and approvals

The Government authorizations, approvals and its possible refusals do not exonerate the Concessionaire from the punctual compliance with the obligations undertaken in this concession contract, nor do they imply the assumption by the Government of any responsibilities, except when its action has imposed a burden or caused special and extraordinary losses for the Concessionaire.

CHAPTER XVI
Liability of the Concessionaire

Clause 76

Civil liability to the Macau SAR

The Concessionaire is liable to the Macau SAR for losses resulting from total or partial non-compliance with its legal or contractual obligations due to facts it is responsible for.

Clause 77
Exemption of the Macau SAR from the Concessionaire's non-contractual liability to third parties

One. The Macau SAR neither assumes nor shares any responsibility which the Concessionaire may be liable to for acts done by it or on its behalf that involve or may involve civil or other liability.

Two. The Concessionaire will also be liable, under the general terms of the principal-commissioned party relationship, for damages caused by entities retained by it for the development of the activities which are part of the concession.

CHAPTER XVII
Subjective changes in the concession

Clause 78
Assignment of the contractual position, encumbrance, conveyance, and alienation

One. Without prejudice to the provisions of Section 5 (3) of Law No. 7/2022, the Concessionaire undertakes not to assign, convey, dispose of, or in any way encumber, in whole or in part, expressly or tacitly, formally or informally, the right to operate a casino or gaming zone, or undertake the transfer or partial assignment of the legal rights and obligations relating to games of fortune or chance in casinos or the contractual position of the Concessionaire to third parties, or undertake any legal transaction aimed at achieving the same result.

Two. An act committed in violation of the provisions of the preceding paragraph and without prejudice to other applicable sanctions or penalties, shall result in the payment to the Macao SAR of the following penalty clauses:

1) In the case of assignment, conveyance, or alienation of the right to operate a casino or a gaming area, as a whole: MOP 2,000,000,000 (two billion patacas);

2) In the case of assignment, conveyance, or alienation of the right to operate a casino or a gaming area, in part: MOP 1,000,000,000 (one billion patacas)

3) In case of encumbrance of the right to operate a casino or gaming area, in whole or in part: MOP 600,000,000 (six hundred million patacas)

4) In case of transferring or assigning, in part, the legal rights and obligations or the contractual position in the concession of casino gambling to a third party, or performing any other legal transaction for the same purpose: MOP 600,000,000 (six hundred million patacas).

Clause 79
Prohibition on granting sub-concessions

One. The Concessionaire may not grant sub-concessions on its concession, in whole or in part, or undertake any legal business aimed at achieving the same result.

Two. Without prejudice to other applicable sanctions or penalties, an act committed in violation of the provisions of the previous paragraph shall result in the payment of the following penalties to the Macau SAR:

- Where a sub-concession is granted on the whole concession: MOP 1,000,000,000 (one billion patacas);

- Where a sub-concession is granted on part of the concession: MOP 600,000,000 (six hundred million patacas).

CHAPTER XVIII
Non-compliance with the contract

Clause 80
Breach of contract

One. Without prejudice to Clauses 81 and 82, failure by the Concessionaire, for reasons attributable thereto, to comply with the duties and obligations arising from the legislation or this concession contract or the determinations of the Government shall subject the Concessionaire to the application of the sanctions or penalties prescribed by law or the contract herein.

Two. The Concessionaire shall be exempt from the liability referred to in the previous paragraph in cases of force majeure or other facts which are not imputable thereto but only to the strict extent that punctual and full compliance has been effectively prevented.

Three. Cases of force majeure shall only encompass those events which are considered unforeseeable and irresistible and beyond the control of the Concessionaire and whose effects occur regardless of the will or personal circumstances of the same, namely acts of war, terrorism, alteration of public order, epidemics, atomic radiation, fire, lightning, serious floods, cyclones, tropical storms, earthquakes, and other natural cataclysms which directly affect the activities within the concession.

Four. The Concessionaire undertakes to notify the Government immediately of the occurrence of any case of force majeure and, as soon as possible, to indicate which obligations arising from this concession contract are, in their opinion, prevented from being complied due to such occurrence, as well as, if applicable, the measures it intends to implement in order to mitigate the impact of the referred event and/or normalize compliance with said obligations.

Five. In any of the cases referred to in paragraph three, the Concessionaire undertakes to rebuild the assets and/or restore them to their previous state as soon as possible, thereby re-establishing the proper operation of games of fortune or chance in casinos; should the Concessionaire have no economic interest in rebuilding and/or restoring the aforementioned assets, it undertakes to transfer the insurance payment to the Macau SAR.

CHAPTER XIX
Termination, cessation, and suspension of the concession

Clause 81
Termination

According to Section 45 of Law No. 16/2001, the casino gambling concession may be terminated by the Chief Executive, after hearing the Specialized Commission for the Gaming Sector, for the following reasons:

1) Termination due to a threat to national security or to the Macau SAR;

2) Termination by agreement between the Macau SAR and the Concessionaire;

3) Redemption;

4) Termination for breach of obligations, by the Concessionaire;

5) Termination for reasons of public interest;

6) Termination for lack of good standing on the part of the Concessionaire, as referred to in Section 14 of Law No. 16/2001.

Clause 82
Rescission by mutual agreement

One. The Government and the Concessionaire may at any time terminate this concession contract by mutual agreement.

Two. The Concessionaire shall be entirely responsible for the termination of the effects of any contracts to which it is a party, and the Macau SAR shall not assume any liability in this regard, unless otherwise expressly agreed.

Clause 83
Redemption

One. Unless provided otherwise by law, the Government may, from the eighth year of the concession, redeem said concession by giving the Concessionaire at least one year's notice by prepaid registered letter.

Two. By the redemption, the Macau SAR shall assume all the rights and obligations of the Concessionaire arising from legal transactions validly entered into by the latter before the date of the notice referred to in the previous paragraph.

Three. The obligations contracted by the Concessionaire under contracts signed by it after the notice referred to in paragraph one shall only be taken on by the Macau SAR when these contracts have obtained the Government's authorization prior to their signing.

Four. The assumption by the Macau SAR of obligations contracted by the Concessionaire is made without prejudice to the right of recovery for obligations contracted by the Concessionaire which are outside the normal management of the concession.

Five. Upon the redemption of the concession, the Concessionaire has the right, in accordance with Section 46(2) of Law No. 16/2001, to a fair and equitable compensation corresponding to the benefits it ceased to obtain as a result of the concession in the projects included in the Investment Plans annexed to this concession contract. Of the amount of the compensation, the part relating to the construction projects shall correspond to the value of the income from such projects obtained in the fiscal year prior to that in which the redemption is made, before deduction of interest, depreciation and amortization, multiplied by the number of years remaining until the end of the concession.

Clause 84
Seizure

One. When the total or partial termination or interruption of the operation of the concession by the Concessionaire occurs or is imminent, without authorization and not due to force majeure, or when there are serious disturbances or deficiencies in the organization and operation of the Concessionaire or in the general condition of the installations and equipment, which may compromise the regularity of the concession operation, the Government may replace the Concessionaire, directly or through third-parties, ensuring the operation of the concession and promoting the execution of the measures required to ensure the scope of this concession contract, for as long as the termination or interruption lasts or the disturbances and deficiencies persist.

Two. During such seizure, the Concessionaire shall be liable for the expenses incurred in the maintenance and normalization of the concession operation and for this purpose the Government can use the collateral to guarantee the fulfilment of the Concessionaire’s legal or contractual obligations and the guarantee provided by the controlling shareholder of the Concessionaire.

Three. As soon as the reasons for the seizure cease to exist and the Government deems it appropriate, the Concessionaire shall be notified to resume normal operation of the concession within the established period.

Four. Should the Concessionaire be unwilling or unable to resume the operation of the concession or if, having done so, serious disturbances or deficiencies in its organization and operation continue to occur, the Government may declare unilateral termination for breach of this concession contract.

Clause 85
Termination for non-compliance with obligations

One. The Chief Executive may terminate the concession for the operation of games of fortune or chance in casinos, by unilateral termination, in the event of non-compliance with obligations arising from legislation or from this concession contract to which the Concessionaire is bound.

Two. The following, in particular, constitute grounds for unilateral termination of this concession contract:

1) The deviation of the scope of the concession, either through unauthorized gaming operation, or through the exercise of activities excluded from the corporate scope of the Concessionaire;

2) The abandonment of the concession operation or its unjustified suspension for a period exceeding 7 consecutive days or 14 interspersed days in a calendar year;

3) The total or partial, temporary or definitive, transfer of the right of operation in non-compliance with the provisions of the concession regime referred to in clause six;

4) Failure to pay the taxes, premiums, contributions, or other remuneration due to the Macau SAR provided for in the concessions regime referred to in Clause 6 and not contested within the legal deadline;

5) The refusal or inability of the Concessionaire to resume the concession under the terms of paragraph four of the previous clause or if after having done so, the continuation of the situations which gave grounds for the attachment;

6) Repeated opposition to the exercise of supervision and inspection or repeated disobedience to the determinations of the Government, namely the instructions from DICJ;

7) Systematic non-compliance with the fundamental obligations contained in the concessions regime referred to in Clause 6;

8) Failure to provide or reinforce the collateral or guarantees provided for in the present concession contract within the terms and deadlines;

9) The bankruptcy or insolvency of the Concessionaire;

10) The practice of serious fraudulent activity aimed at damaging the public interest;

11) The serious and repeated violation of the rules for running games of fortune or chance in casinos or the integrity thereof;

12) Non-compliance with the investment amount and the respective criteria foreseen in this concession contract, within the deadline set by the Secretary for Economy and Finance.

Three. Without prejudice to the provisions of Clause 88, in the event one of the situations referred in the preceding paragraph or any other situation which, under the terms of this clause, may motivate the unilateral termination for breach of this concession contract, the Government shall notify the Concessionaire to fully comply with its obligations and correct or remedy the consequences of its actions within a period of time to be fixed by the Government, except in the case of an irremediable breach.

Four. In the event the Concessionaire does not comply with its obligations or does not correct or remedy the consequences of its actions, under the terms determined by the Government, the Government may unilaterally terminate this concession contract by notifying the Concessionaire. The Government may also notify, in writing, the entities that guaranteed the financing of the investments and obligations undertaken by the Concessionaire, under the terms and for the purposes of what is established in the concessions regime referred to in Clause 6, regarding financial capacity.

Five. The communication to the Concessionaire of the termination decision referred to in the previous paragraph shall take immediate effect, regardless of any other formality.

Six. In cases of justified urgency which are not compatible with the delays in the process for remedying the breach of duty provided for in paragraph three, the Government may, without prejudice to observance of that process and compliance with the provisions of paragraph four, immediately proceed to the attachment of the concession under the terms defined in the previous clause.

Seven. The unilateral termination for breach of this concession contract, under the terms of this clause, shall rise the duty to compensate the Concessionaire and the compensation shall be calculated under the general terms of the law.

Eight. Unilateral termination for breach of this concession contract implies the immediate reversion at no cost, free of any burdens or charges for the Macau SAR, of the casinos in question, as well as the equipment and utensils allocated to the games, even if located outside the casinos.

Clause 86
Cessation

One. The concession and contract for the operation of games of fortune or chance in casinos shall cease at the end of the concession period, ceasing the existing contractual relations between the Parties, without prejudice to the clauses of this concession contract that last beyond the term of the concession.

Two. Upon cessation under the terms of the previous paragraph, the Concessionaire shall be entirely responsible for the termination of the effects of any contracts to which it is a party and the Macau SAR shall be exempted of any liability in this matter.

CHAPTER XX
Contract revisions and amendments

Clause 87
Revisions of the concession contract

One. This concession contract may be revised after consultations between the Government and the Concessionaire, under the terms of the law.

Two. The revision of this concession contract, as well as any addenda thereto, shall follow the formalities set forth in Section 91 of Administrative Regulation No. 26/2001.

CHAPTER XXI
Pre-litigation phase

Clause 88
Consultations in pre-litigation phase

One. The Parties undertake to hold consultations whenever questions or divergences arise between them regarding the validity, application, execution, interpretation, or integration of the rules that govern this concession contract.

Two. The issues raised do not exempt the Concessionaire from the timely and full compliance with the provisions of this concession contract and the determinations of the Government that are communicated to it within its scope, nor does it allow any interruption in the development of any aspect of its activity which should continue to be carried out under the terms in force at the date of the submission of the issue.

Three. The provisions of the previous paragraph regarding the Concessionaire's compliance with Government determinations shall also apply to successive determinations on the same matter, even if issued after the date on which the consultations commenced, provided that the first of these successive determinations was communicated to the Concessionaire prior to that date.

CHAPTER XXII
Final Provisions

Clause 89
Securing licenses, permits, or authorizations

One. This concession contract does not exempt the Concessionaire from applying for, paying for, and/or endeavoring to obtain all licenses, permits, or authorizations necessary to carry out any aspect of its activity or for the fulfilment of the obligations foreseen in this concession contract, as well as from observing or fulfilling all the requirements necessary to obtain and maintain their validity.

Two. The Concessionaire shall immediately inform the Government if any licenses, permits, or authorizations referred to in the previous paragraph are withdrawn are set to expire, are suspended or revoked, or cease to produce their effects for any reason, reporting immediately what measures it has taken or will take to restore or reactivate such licenses, permits or authorizations.

Three. No clause of this concession contract may be understood as replacing the need to obtain any license, permit or authorization legally or contractually required.

Clause 90
Industrial and intellectual property rights

One. The Concessionaire undertakes to respect industrial and intellectual property rights in the exercise of its activity, under the terms of the law in force in the Macau SAR and is exclusively liable for the effects resulting from their violation.

Two. The licenses, permits or authorizations granted to the Concessionaire, namely those related to the fulfilment of the Investment Plans annexed to this concession contract, takes into assumption all industrial and intellectual property rights have been complied with by the Concessionaire.

Three. The Concessionaire shall freely provide the Macau SAR with all of its studies, projects, plans, blueprints, documents and other materials, of any nature, which prove to be necessary or useful for the performance of its duties under the terms of this concession contract, or for the exercise of its rights under the terms of this concession contract.

Four. At the request of the Macau SAR, the Concessionaire pledges to prepare any type of document or declaration with the objective of confirming or registering the rights referred to in the previous paragraph.

Five. If the Concessionaire does not settle any existing disputes with third parties regarding possible violations of industrial or intellectual property rights awarded or to be awarded to the Macau SAR under the terms of this clause, the Macau SAR shall always intervene in defense of these rights, with the Concessionaire undertaking to provide all of the assistance required for that purpose.

Clause 91
Notifications, communications, notices, authorizations, and approvals

One. Unless otherwise specified, notices, notifications, communications, authorizations and approvals referred to in this concession agreement shall be in writing and made:

1) By hand, provided they are corroborated by docket;

2) By fax, and corroborated by transmittal receipt;

3) By prepaid registered letter.

Two. Authorizations to be granted by the Government are always prior and may impose conditions.

Three. Failure to respond to a request for authorization and approval or another request made by the Concessionaire will result in rejection.

Four. For the scopes of this concession contract, the following addresses and fax reception points are considered to be the domiciles of the parties:

Government of the Macau SAR:
Direcção de Inspecção e Coordenação de Jogos

Avenida da Praia Grande, n.ºs 762-804, Edifício “China Plaza”, 12.º andar, Macau
Fax: 28370296

Concessionária:

MGM Grand Paradise S.A.
Sede: Avenida Dr. Sun Yat Sen n.º 1101, Edifício MGM, Macau
Fax: 8802 5905

Five. The Parties may change the addresses and fax reception points referred to in the preceding paragraph upon prior notice of the other Party.

Clause 92
Prohibition of acts restricting competition

One. The Concessionaire undertakes to carry out its activity in due respect of sound and fair competition, subject to the inherent principles of market economy.

Two. The Concessionaire is bound not to enter into agreements and not to engage in concerted practices, in whatever form, with other concessionaires operating in the Macau SAR or with companies belonging to their respective groups, which may hinder, restrict, or distort competition.

Three. The Concessionaire shall not abuse its dominant position in the market or in a substantial part thereof, which might hinder, restrict, or distort competition.

Clause 93
Junkets

The Concessionaire is liable to the Government for the casino activities of their registered junkets, as well as their administrators, key employees and collaborators and it shall supervise their activity.

Clause 94
Promotion of the Concessionaire enterprises

One. In compliance with the provisions of Section 42-A of Law No. 16/2001, the Concessionaire pledges to carry out advertising and marketing campaigns for its undertakings in Macau SAR and abroad.

Two. The government and the Concessionaire undertake to coordinate their publicity and marketing activities and campaigns in promoting Macau abroad.

Three. The Concessionaire undertakes not to use images or broad contextual references to its casinos and other premises and annexes assigned to the operation of the concession on websites or internet addresses or in any other place which are designed to promote interactive games, without the Government's permission.

Clause 95
Elements included in the concession contract

The proposal submitted by the Concessionaire as a bidder in the public tender for the award of concessions for the operation of games of fortune or chance in casinos, opened by Chief Executive Order No. 136/2022, is considered to be included in this concession contract in all matters that are not explicitly or implicitly contradicted by it.

Clause 96
Chips to be used in the concession operation

One. The acquisition of chips by the Concessionaire is subject to the authorization of the Gaming Inspection and Coordination Bureau.

Two. The circulation of chips is subject to the authorization of the Secretary for Economy and Finance who may set a maximum limit for the total number of chips allowed.

Three. The Concessionaire undertakes to guarantee the reimbursement, by cash or credit, of the chips in circulation.

Four. The Concessionaire undertakes to maintain a solvency ratio, to set aside provisions, and to observe other prudential rules to be indicated at a given time by the Government on the total amount of chips in circulation, in cash, or through highly liquid securities to guarantee their immediate payment.

Clause 97
Confidentiality

One. In compliance with the provisions in the concessions regime mentioned in Clause 6, the documents produced by the Government or by the Concessionaire are confidential and may only be made available to third parties with the Government’s authorization.

Two. The Government and the Concessionaire undertake to take the necessary measures to ensure that the employees of the Public Administration of the Macau SAR and of the Concessionaire are bound by the duty of confidentiality.

Three. The Government and the Concessionaire undertake to impose the duty of secrecy on other persons who have had or may have access to confidential documents, namely through consultancy, provision of service or other contracts.

Four. The Concessionaire undertakes to keep the entire contents of this concession contract confidential, including any documents that may make the contents of the contract known and may only disclose them to third parties with the authorization of the Government.

Five. The provisions set out in paragraph one and in the previous paragraph shall not apply to documents, information or elements requested on justified grounds by the competent judicial authority, by the regulatory agency for the operation of games of chance or other casino games in another jurisdiction or by the regulatory agency for the securities market, of which fact the Concessionaire is bound to inform the Government.

Six. The provisions foreseen in paragraphs one and four do not apply to documents, information, or elements which, in the Concessionaire’s opinion, are subject to being handed over to external financial entities, investors, lawyers, qualified accountants, auditors or advisors, but the Concessionaire undertakes to ensure that these persons have the same duty of confidentiality towards third parties.

Seven. Upon obtaining the authorization indicated in paragraph four, the Concessionaire is obligated to take all necessary steps to ensure that other people or entities who have known or come to know the content of this concession contract, including any documents that may make the content of the contract known, are bound by the duty of secrecy.

Eight. The provisions of this clause shall not prejudice the application of the provisions of Section 48-N of Law No. 16/2001.

Clause 98
Complaints book

One. The Concessionaire undertakes to set up and keep available to casino patrons a specific complaints book for complaints regarding the operation of games of fortune or chance in casinos.

Two. The Concessionaire undertakes to post, in a visible place in the casinos and other gambling areas, a notice on the existence of the complaints book.

Three. The Concessionaire undertakes to forward the content of the complaints made in the complaints book to the Government, accompanied by the Concessionaire's report, within 48 hours.

Four. Complaints books may take the form of electronic media.

CHAPTER XXIII
Interim Provisions

Clause 99
Investment plans - 2023

The Concessionaire undertakes to submit to the Government for approval, in March 2023, a proposal for the execution of a concrete investment project for the same year to implement the Investment Plans attached to this concession contract, applying the provisions of Clause 38 with the necessary adaptations.

Clause 100
Declaration regarding the duty of cooperation

The Concessionaire undertakes to make every effort to obtain and submit to DICJ, within 15 days of signing this concession contract, a statement signed by shareholders holding 5% or more of its share capital, its directors, key employees, and the final controlling shareholders, under the terms of which they agree to comply with the special duties of cooperation with the Government and undertake to submit any documents and provide any information, data, authorizations or evidence requested of them for this purpose.

Clause 101
Validity

This concession contract is written in both official languages and shall be valid as of 1 January 2023.

It was thus said and granted.
Financial Services Bureau, on_________________, 202 .
Notary
__________________

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Annex to the Concession Contract
Investment Plans

The Concessionaire undertakes to carry out the investment projects in accordance with the proposals submitted in the bidding process for the operation of games of fortune or chance in casinos, the total amount of the investment budget being MOP 16,700,000,000 (sixteen billion seven hundred million patacas), without prejudice to activating the mechanism for increased investment, including investment projects related to gambling and non-gambling, namely in the following areas: (1) Origin of international visitors; (2) Conventions and exhibitions; (3) Entertainment shows; (4) Sports events; (5) Culture and art; (6) Health and wellness; (7) Themed entertainment; (8) Gastronomic city; (9) Community tourism; (10) Maritime tourism; (11) Other.